Exhibit 99.1

For Immediate Release:	For more information contact:
September 11, 2009	Myron D. Hamas, Vice President-Finance

Chromcraft Revington Adds Experienced Sales Executives

WEST LAFAYETTE, Ind., September 11, 2009 – Chromcraft Revington today announced the launch of CR International, a wholly owned subsidiary of the furniture manufacturer and importer, and named its executive team to lead the new company.

Bill Benton is President, Sean Slack is Executive Vice President and Tom Liddell is Senior Vice President, sales and marketing of CR International. Most recently, they held similar positions for Powell Company.

“CR International brings a fresh perspective to our Company but it isn’t the new kid on the block,” stated Ron Butler, Chairman and CEO of Chromcraft Revington, Inc. “The talented individuals we have in place at our new subsidiary have spent their entire careers in the furniture industry and we are delighted to have them join us. They have significant strength in bringing new quality furnishings to the marketplace, especially in the youth and accent categories, and we anticipate that they will help us grow our sales. As some furniture companies have exited the industry due to the global recession, we believe that the market has reached a point where it desires fresh designs from a recognized provider. The response to our recently launched Southern Living™ line encourages us to expand into new product categories.”

CR International will be a sales oriented company and will focus on imported mid-priced furnishings with an emphasis on new product development. Bill Benton, the new President of CR International said, “Sean, Tom and I are excited about adding our lifetime of industry experience to a company that is expanding its product lines into new categories that will work with their existing distribution system and dealer support network.”

Chromcraft Revington™ businesses design residential and commercial furniture marketed primarily in the United States. The Company wholesales its residential furniture products under Chromcraft™, Cochrane™, and Peters-Revington™, as primary brand names. It sells commercial furniture under the Chromcraft™ brand name. The Company sources furniture from overseas, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi.

This release contains forward-looking statements that are based on current expectations and assumptions. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believe,” “may,” “expect,” “anticipate,” or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current global recession; import and domestic competition in the furniture industry; ability of the Company to execute its business strategies, implement its new business model and successfully complete its business transition; ability to grow sales and reduce expenses to eliminate its operating loss; supply disruptions with products manufactured in China; continued availability under the Company’s bank credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new and existing home sales; financial viability of the Company’s customers and their ability to continue or increase product orders; loss of key management; other factors that generally affect business; and certain risks as set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.